Exhibit 99.1

Galectin Therapeutics Reports Full Year and Fourth Quarter 2011 Financial Results

Newton, MA., March 30, 2012 – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today reported its financial results for the full year and fourth quarter, ended December 31, 2011. These results are included in the Company’s Annual Report on Form 10-K, which has been filed with the SEC.

On March 28, 2012, Galectin Therapeutics sold 2,666,722 shares of its common stock and related warrants to purchase 1,333,361 shares of common stock for gross proceeds of $12.0 million (net proceeds of approximately $10.5 million). Each warrant has an exercise price of $5.63 per share and is exercisable until March 28, 2017. On March 23, 2012, the Company effected a one-for-six reverse split of its common stock and began trading on The NASDAQ Capital Market under the symbol GALT.

“Galectin Therapeutics has made very significant progress in our development programs and in our operations over the past year,” said Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer, Galectin Therapeutics. “Our GR-MD-02 compound has demonstrated the ability to arrest and reverse liver fibrosis in several preclinical disease models, including fatty liver disease (non-alcoholic steatohepatitis, or NASH). We are now conducting preclinical studies with the aim of entering clinical trials for NASH in 2012. This program has the unique potential to offer a new treatment for NASH or liver fibrosis, for which the only current treatment option is liver transplantation.”

Traber continued, “Galectin Therapeutics also recently raised significant capital and completed a listing on the NASDAQ Capital Market. The proceeds from this financing will support the continued advancement of our portfolio of galectin inhibitors while the broader listing will offer the Company and its shareholders greater stability and liquidity. We are now in a very solid position to execute on our strategic objectives and look forward to data from our programs in NASH as well as our cancer immunotherapy in 2012.”

At December 31, 2011, the Company had $6.4 million of non-restricted cash and cash equivalents available to fund future operations. The Company believes that with the funds on hand at December 31, 2011, and the approximate $10.5 million received subsequent to year-end, there is sufficient cash to fund core operations and planned research and development through 2013.

As a result of the one-for-six reverse split of the Company’s common stock effective March 23, 2012, all share and per share amounts for 2011 and 2010 have been split effected unless otherwise noted.

For the fourth quarter of 2011, the Company reported a net loss applicable to common stock of $3.7 million, or ($0.29) per share, basic and diluted, compared with a net loss of $1.5 million or ($0.15) per share for the same period in 2010. For the full year 2011, the Company reported a net loss applicable to common stock of $12.7 million, or ($1.06) per share, basic and diluted, compared with a net loss of $8.7 million, or $(0.93) per share in 2010. The full year 2011 results included $0.5 million of non-cash expense related to the change in the fair value of warrants compared with $1.2 million of non-cash expense in 2010. The full year 2011 results include $1.8 million of non-cash expense related to dividends and accretion on the preferred stock compared with $3.1 million in 2010.

Research and development expense for the fourth quarter of 2011 was $0.9 million, compared with $0.4 million for the same period in 2010. Research and development expense for the full year 2011, was $3.6 million, compared with $1.1 million in 2010. The increase for the fourth quarter and the year-over-year expenses is due primarily to increased preclinical activity in our fibrosis program and clinical program activity related to our GM and GR compounds, as well as increased expenses related to salaries and stock-based compensation.

General and administrative expense for the fourth quarter of 2011 was $2.5 million, compared with $0.9 million for the same period in 2010. General and administrative expense for the full year 2011 was $6.9 million as compared to $3.8 million for 2010. The increase for the fourth quarter and full year 2011 is due primarily to the fourth quarter recognition of a $1.0 million payment due under a severance agreement with our former CEO when it became probable that the Company would be relisted on a national securities exchange. Additionally, the increase in expense for the fourth quarter and full year 2011 is due primarily to higher payroll, employee stock-based compensation expense and legal and litigation settlement costs.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Tom McGauley, Chief Financial Officer, 617.559.0033, ir@galectintherapeutics.com.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(in thousands, except per share data) (unaudited)
Operating expenses:
Research and development	$862	$390	$3,552	$1,066
General and administrative	2,510	899	6,857	3,817

Total operating expenses	3,372	1,289	10,409	4,883

Total operating loss	(3,372)	(1,289)	(10,409)	(4,883)

Other income and (expense):
Interest income	4	2	18	6
Change in fair value of warrant liabilities	—	70	(524)	(1,241)
Other income	—	489	—	489

Total other income (expense)	4	561	(506)	(746)

Net loss	$(3,368)	$(728)	$(10,915)	$(5,629)

Preferred stock dividends and accretion costs	(350)	(790)	(1,798)	(3,080)

Net loss applicable to common stock	$(3,718)	$(1,518)	$(12,713)	$(8,709)

Basic and diluted net loss per share	$(0.29)	$(0.15)	$(1.06)	$(0.93)
Shares used in computing basic and diluted net loss per share	12,846	10,298	11,986	9,384

Condensed Consolidated Balance Sheet Data

	December 31,
	2011	2010
	(in thousands, unaudited)
Cash and cash equivalents	$6,397	$5,891
Total assets	6,612	6,300
Accounts payable and accrued expenses	2,015	710
Deferred revenue	200	200
Warrant liabilities	—	861
Total liabilities	2,215	1,783
Total stockholders’ equity (deficit)	$(2,125)	$(1,694)